CONFIDENTIAL

Broadcast International
7050 Union Park Center
6th Floor
Salt Lake City, UT 84047
USA

Att.:Dan Mabey


                                                Oslo, 11 October, 2005


ENGAGEMENT LETTER BETWEEN BROADCAST INTERNATIONAL AND FIRST SECURITIES  ASA

With reference to meetings and discussions, First Securities ASA ("First") is pleased to submit this proposal to render investment-banking services to Broadcast International (hereinafter referred to as either "BI" or "the Company"). We would like to propose the following structure and conditions for First's engagement.

1. Background and assumptions

BI is currently traded on the OTC market in the US. The Company has a number of international investors, among them many Scandinavian shareholders. At the same time BI is experiencing a growing number of business opportunities and projects requiring additional funding to the Company. To this end, the board of directors of BI desires to engage First to carry out an initial public offering of the Company's common shares at the Oslo Stock Exchange. An initial evaluation is that the Company will issue new shares worth MUSD 10 -25 in connection with the IPO.

2. Transactions covered under the engagement

The engagement will be split into the following phases (hereinafter termed the "Transactions"):

IPO and stock exchange listing

The Company's ambition is to make a share issue and a possible secondary sale of shares (the "Secondary Sale") with a subsequent listing of the Company's shares on the Oslo Stock Exchange (combined referred to as the "IPO"). The timing of the IPO will be Q4/2005 or early in Q1 2006, but will ultimately depend on the development of the Company's revenues and profitability, market conditions in general and the interest for the Company's shares in the capital markets.

Financial advisory services related to a merger/de-merger, acquisition or sale of the Company or its operations

In order to ensure a satisfactory growth in turnover and profitability, BI will consider and possibly carry out one or several acquisitions and/or mergers. BI may also become an acquisition target in line with the development in the Company. Together with the issuance of financial instruments and the IPO, these types of transactions are referred to herein as the "Transactions".

3. Services

The management and board of BI wish to engage First as an exclusive financial manager and advisor (Sole Lead Manager) for the Transactions that BI wishes to make.

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Further, the management and Board of Directors of BI wish to engage First an exclusive financial manager and advisor for all other financial transactions that BI wish to contemplate and possibly carry out, given that the scope and size of the particular transaction is commensurate with the services First normally renders. However, any agreements of funding and financial advisory services and the results thereof, which have been signed prior to this Engagement Letter shall be excluded from liability for BI paying commission to First.

At your request, First will perform all the services normally rendered by an investment bank in connection with the Transactions.

First shall be project manager for the IPO and for other Transactions from time to time, including the coordination of external advisors (auditors and legal advisors) and possible contact with shareholders, the share account manager, the Norwegian Central Securities Depository ("VPS"), and also organise distribution of documentation, printing, etc. as needed. First shall assist the Company with a qualitative assessment of the relevant investors and the allocation of shares in the equity issues.

4. Rights and obligations

BI shall have the right to approve, in its sole discretion, all major decisions based on First's suggestions, including but not limited to the following:

    -  The timing of the Transactions.

    - If not regulated by laws or regulations in the financial market in Norway, recipient(s) of marketing documentation and, if applicable, the prospectus and subscription material.

    - The subscription price, alternatively the conversion rate, and size of the Transactions.

    -  Allocation of shares.

    -  The timing and the announcement of the Transactions.

The Company shall ensure that all necessary decisions are resolved in accordance with legislation and regulations, including any agreements with shareholders in connection with the Transactions.

5. Conditions for the completion of the Transactions, due diligence, indemnity, responsibility, etc.

The following conditions will apply:

    - that First may engage external advisers, including legal assistance in connection with the Transactions. The cost of such advisors shall be paid by BI as long as BI has prior notice of such engagement and has approved the budget therefore.

    - that customary legal and financial due diligence of the Company is carried out in connection with the IPO. The due diligence findings shall be satisfactory from First's point of view.

    - that satisfactory legal and auditor statements are submitted to First in connection with the implementation of the Transactions.

    - that the Company's board of directors shall submit a statement of completeness to First. Such statement shall have the same date as the general assembly and/or meeting of the board of directors for the approval of the Transactions and must be dated before the subscription of shares take place.

    - that all employee board members and companies represented by employee board members, the founders of the Company, and all employees with a greater than 5% ownership in the Company, enter into customary lock-up agreements for a period of six months, which regulate any sale of shares from said persons.

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    -  that all relevant external information, press releases regarding proposals to the board/general assembly or other information which may be of importance for the Company's financial situation in relation to the Transactions, are put before First before publication. The Company will use its best efforts to provide First with 12 hours notice before publication. Such statements must be sent to:

           First Securities ASA, e-mail: christian.dovland@first.no

    - that BI without delay informs First about issues that are deemed to be of importance for the value of the Company's shares or the Company's situation in general.

    - that the timing of IPO, the final valuation and the allocation of shares shall be acceptable for First.

    - that BI ensures that the necessary resources and all relevant documentation are made available for First.

    - that BI agrees that First may establish a client account in its name for the purpose of receiving proceeds from the Transactions.

BI's board of directors is liable for ensuring that the information that is given to any third parties through presentations, the prospectus or other sales material is correct, complete and in accordance with all known facts, and that such documentation do not contain any misleading or incomplete information about matters which are likely to affect any third party's evaluation of the Transaction.

The Company shall hold First harmless and indemnified from and against any and all losses, claims, damages or liabilities that First incurs as a result of missing or incorrect information from the Company in connection with the Transactions and/or other aspects of the engagement. Nevertheless the Company is not liable for any loss, claim, damage, expense or liability incurred by First or its directors and employees where due to gross negligence on the part of First.

6. Fees and expenses

First's fee is to be structured as follows:

       a. Retainer
          First shall be paid a retainer fee of USD 200,000. The Retainer fee is deductible from the fee under b) below.


          The retainer fee shall be split in two parts:

          -  USD 35,000 which has been paid prior to execution hereof.
          -  USD 165,000 is payable upon execution hereof.

       b. IPO
          There will be a management and subscription fee of 7% of the gross proceeds from the issuance of financial instruments or from the IPO, and a fee of 7% of the gross sales proceeds for shares that are sold in connection with the Secondary Sale from existing shareholders. The fee is payable upon the transfer of the proceeds from the IPO to the Company's account or to selling shareholders.

       c. Financial advisory services and assistance in relation to a merger/de-merger, acquisition or sale of the Company or its operations

          First is entitled to a fee of 3,5% of the equity value of the merged/de-merged or acquired company or assets, or of BI if BI is the selling/target company for all Transactions covered under section 3 above. The fee is payable 10 days after the transaction is closed.

          If, following the Transactions, options are issued for already existing shares in the Company, or rights to subscribe for new shares in the Company are issued (or in the buying company if IB is the selling/target company), where the real decision regarding the declaration/exercise of such options or subscription rights are delayed in time, the fee shall be payable when the new shares are registered in the relevant Registry of Business Enterprises or at the time of exercise of the options, respectively.

          In connection with the IPO, BI agrees that First may establish a client account in its name for the purpose of receiving proceeds from the share issues. BI agrees that First may debit this account and any other bank accounts belonging to the Company in the bank in question, for First's claims relating to the fee or expenses as laid out in this engagement letter, providing that the deposit is at the Company's disposal.

       d. If the Company as a result of the process with First, decides to carry out a different kind of Transaction or transaction-type than specifically described in this agreement, given that the scope and size of the particular Transaction is commensurate with the services First renders, the agreement shall be deemed to be adjusted to include any such Transaction, expect for transactions excluded in section 3 of this Engagement Letter, and First shall be entitled to a Transaction Fee according to this section or in accordance with First's ordinarily terms for such a type of Transaction.

       e. Reimbursement of expenses
          All expenses in relation to lawyers, auditors, other advisors, travel expenses, printing costs, copying, delivery services, VPS expenses, account manager, marketing of the Transactions as well as all other out-of-pocket expenses in connection with the engagement as described in this engagement letter are to be covered by the Company provided, that such expenses or a budget therefore, are approved in advance by the Company. Such costs are to be paid on a continuous basis and at the completion of the Transactions at the latest.
       f. Government charges
          The fee does not include any government charges. Should Norwegian authorities introduce transfer fee for securities, or decide to charge VAT or other government charges for the services rendered under the scope of this engagement, such additional expenses shall be added to First's fees.

7. Confidentiality

First and the Company acknowledge that a co-operation of this nature assumes that the parties work under mutual openness and commit themselves to keeping each other fully updated and informed about all relevant matters. First shall keep all information confidential that it becomes aware of through this engagement. This confidentiality will apply until the Company makes such information public.

8. Project team

First will allocate a team of its professionals in order to achieve the most efficient and best possible completion of the engagement and the team is made up of individuals with complementary competence and experience. This team has achieved excellent results through several years of working together. In addition First will also draw on other necessary resources if needed.

9. Other matters

This Engagement Letter shall remain in force until the transactions described in this Engagement Letter, or transactions which are decided on the basis of First's advice or analysis are consummated and all payment obligations under the Engagement Letter have been settled in full.
This Engagement Letter may be terminated in writing with 10 days notice based on the following principles:

* In the event any transactions described in this Engagement Letter is consummated within 6 months after termination, or transactions which was commenced during the duration of the Engagement Letter are consummated, First shall be entitled to receive all fees & commissions pursuant to this Engagement Letter irrespective of whether there is cause in fact between the work of First according to the Engagement Letter and the completion/ result of the transaction, with the exception of transactions as a result of agreements entered into before this Engagement Letter as mentioned in section 3 above.

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* Except for transactions excluded in Section 3 of this engagement letter in the event any transactions which are decided on the basis of Firsts advice or analysis under the Engagement period are consummated within 6 months after termination, First shall be entitled to receive all fees & commissions pursuant to this Engagement Letter irrespective of whether there is cause in fact between the work of First according to the Engagement Letter and the completion/result of the transaction.

* Provisions of the Engagement Letter related to indemnification and limitation of liability shall not be effected by the expiration of the Engagement Letter. The same applies to the provisions related to confidentiality and reimbursement of expenses.

* All sales of securities shall be to non US citizens or residents. Termination shall only be effective under the IPO upon written notice directly to the other party.

10. Information.

The Company shall furnish First with such information and other materials and documents (collectively, "the Information") as First or their counsels may reasonable need and request. Furthermore, the Company's board and management shall furnish First with all information, public and confidential, that is considered or should have been considered to have an effect on the pricing of the securities issued by the company.

It is agreed that First may rely on information, assumptions and conclusions of the Company and the Company's officers, directors, shareholders, accountants, counsel and other agents and advisors set forth in documents furnished by the Company or provided to First verbally and that First need not independently determine the accuracy, completeness or validity thereof. The Company represents to First that all Information provided to First by or on behalf of the Company will be accurate and complete, and the Company will promptly notify First of any material inaccuracy or misstatement in, or material omission from, any such Information. The Company also undertakes, without undue delay, to inform First in writing of all circumstances of potential relevance to the Transaction, and circumstances regarding the reputation of the Company or the situation of the investors. On enquiry or after notice from a third party, including any public authority, regarding potential liability in connection with the Transaction, both parties shall immediately consult the other party.

11. Scope of Engagement.

The Company agrees that all written or oral advice provided by First pursuant to this Engagement Letter is being provided solely for the benefit of the senior management of the Company in connection with and for the purposes of its evaluation of the transactions discussed herein, and are not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose.

12. Indemnification.

The Company agrees to indemnify and hold harmless First and each of their officers, directors, employees or agents from and against any and all losses, claims, damages or expenses related to or arising out of First's engagement or performance under the Engagement Letter, the transactions contemplated thereby, the services rendered by First under the Engagement Letter, unless it is finally determined by a court of competent jurisdiction that such claim resulted from bad faith or wilful misconduct by First.

13. Limitation on Liability.

The Company further agrees that neither First nor any of their directors, officers, employees or agents shall have any liability to the Company for any losses, claims, damages or expenses related to or arising out of the First's engagement or performance under the Engagement Le, the transactions contemplated thereby, or the services rendered by First under the Engagement Le, unless it is finally determined by a court of competent jurisdiction that such claim resulted from bad faith, wilful misconduct or violation of Norwegian law by First. In no case will the liability of First hereunder exceed the amount of fees actually received by First under this Engagement Letter.

14. Legally binding Company decisions

The Transaction is to be based on legally binding decisions of the Company's management and board of directors in accordance with prevailing law.

15. Due diligence process.

First will if necessary, and approved by the Company, involve and appoint an independent legal advisor and an accounting firm to carry out a due diligence process of the Company.

16. Miscellaneous.

References to First and the Company in this Agreement include their respective successors. This Engagement Letter may not be modified or amended except in writing. Neither party may assign its rights nor obligations under this Engagement Letter without the prior written consent of the other party hereto. This Engagement Letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements. If any provision of this Engagement Letter is determined to be involved or unenforceable such determination will not affect such, which shall remain in full force and effect. This Engagement Letter may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Dispute resolution.

The parties shall make best endeavours to solve any dispute between them by negotiation.

If negotiations do not lead to resolution, any dispute relating to the entering into, or the interpretation or fulfilment of this Engagement Letter shall be settled by the city court of Oslo. And if the amount of any such continuing dispute exceeds one - 1 - million Norwegian kroner, the dispute shall be settled by arbitration in accordance with the Arbitration Act of 2004 no 25.

The board of arbitrators shall consist of three members jointly appointed by the parties. In the event the parties cannot agree on the appointment, one arbitrator shall be appointed by each of the parties. The two arbitrators so appointed shall, thereafter, appoint the third arbitrator who shall act as chairman of the board of arbitrators. The deadline for appointment of arbitrators in the Arbitration Act of 2004 no 25 will apply.
The parties shall appoint arbitrators who accept that the main hearing shall be completed within six months after the points of claim is lodged and that the decision shall be awarded within one month after the main hearing is completed.

The hearings shall take place in English language but shall be governed by Norwegian law. The arbitration and the awards shall be subject to confidentiality, unless the parties agree otherwise.

        **************************************************

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We look forward to the co-operation regarding this project and ask you to accept the terms of this agreement on the enclosed copy of this engagement letter. Should you have any further questions we are happy to be answer these at any time.

This Engagement Letter replaces the engagement letter signed 4 October 2005. Yours sincerely
First Securities ASA

 /s/ Geir Lie                                         /s/ Glen Rodland
Managing Director - Head of Corporate Finance         Director

The above offer of financial advisory services is hereby accepted:



Date: 10/11/05                                /s/ Rodney M. Tiede
                                              President/CEO